Exhibit 99.1

OPNET Announces Preliminary Financial Results for First Quarter of Fiscal 2010 and Schedules Teleconference/Webcast

to Review Preliminary Results for Thursday, July 9, 2009

BETHESDA, MD—July 9, 2009—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that based on preliminary estimates it expects revenues for the first fiscal quarter, ended June 30, 2009, to be in the range of $27.5 to $27.8 million, compared to its guidance range of $29.0 to $31.0 million. Based on these preliminary estimates, earnings per share for the first quarter of fiscal 2010 are expected to be between negative $0.03 and negative $0.02, compared to guidance of negative $0.01 to positive $0.05.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are disappointed by the preliminary results for fiscal Q1. While some deals postponed during Q4 became active and closed during Q1, a larger number of Q1 deals than expected got stuck in purchasing, delayed, or put on hold as a result of continued economic uncertainty. We believe that the challenging economy continues to significantly impact our customers’ ability to execute purchases, especially purchases of our network planning, engineering and operations solutions, and that the associated volatility is affecting the accuracy of our forecasts.”

Mr. Cohen continued, “There were a number of important indicators of progress in the traction of our application performance management (APM) solutions. Our APM license bookings increased approximately 17% quarter over quarter and approximately 6% year over year, and we achieved a record in ACE Live™ license bookings. Included in these APM bookings was the largest international corporate enterprise deal in our history, which we won in a competitive bid process against key players in the APM space. This seven-figure deal will be recognized into revenue in future quarters as we deliver against the contract. We believe our comprehensive solutions will allow us to win an increasing number of seven-figure corporate enterprise and government deals, and we believe that the competitive advantages offered by our products have us well positioned to continue growing market share.”

Based on preliminary estimates:

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License revenue decreased year-over-year by approximately 31% to 32% from $12.9 million from the same quarter in fiscal 2009. License revenue for the quarter decreased sequentially by approximately 16% to 18% from $10.7 million for the fourth quarter of fiscal 2009.

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Software license updates, technical support and services revenue increased year-over-year by approximately 15% to 17% from $9.7 million from the same quarter of fiscal 2009. Software license updates, technical support and services revenue increased sequentially by approximately 2% to 3% from $11.0 million for the fourth quarter of fiscal 2009

OPNET will hold an investor conference call on Thursday, July 9, 2009 at 6:00pm EDT to review preliminary financial results for the first quarter of fiscal 2010.

To listen to the OPNET investor conference call:

•	Call 800-263-8506 in the U.S. or 719-457-2642 for international callers, or

•	Use the webcast at www.opnet.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

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Call the replay phone number at 888-203-1112 or 719-457-0820 for international callers. For replay, enter conference ID # 2442248. The replay will be available from 7:00 pm Eastern Time July 9th through 11:59 pm Eastern Time July 16th.

The webcast will be available at www.opnet.com, archived for seven days.

More detailed financial results for the first quarter of fiscal 2010 will be released after the market closes on Thursday, July 30, 2009.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET, OPNET Technologies, Inc. and all OPNET software product names are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements, including comments concerning expected revenues and loss per share for the first quarter of fiscal 2010, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:

Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com